EXHIBIT 99.1

Julie MacMedan

THQ/Investor Relations

818/871-5095

Liz Pieri

THQ/Media Relations

818/871-5061

THQ ANNOUNCES FISCAL 2005 SECOND QUARTER RESULTS

— Company Reiterates Fiscal 2005 Guidance of $1.10 EPS —

— THQ Renews Key Long-Term License Agreements with Pixar and Nickelodeon —

CALABASAS HILLS, Calif. – October 27, 2004 – THQ Inc. (NASDAQ: THQI) today announced financial results for the second quarter of fiscal 2005 and reiterated guidance of net sales of $680 million and $1.10 earnings per diluted share for the fiscal year ending March 31, 2005.

For the three months ended September 30, 2004, THQ reported net sales of $96.3 million and a net loss of $6.4 million, or $0.16 per share, ahead of guidance of $82 million net sales and a loss of $0.20 per share.  For the same period a year ago, THQ reported net sales of $126.5 million and net income of $3.6 million, or $0.09 per diluted share, which included other income of $4 million (pre-tax), or $0.06 per diluted share, from an insurance settlement.

For the six months ended September 30, 2004, THQ reported net sales of $184.5 million and a net loss of $10.3 million, or $0.27 per share.  In the corresponding prior-year period, with significantly more new product releases, THQ posted net sales of $224.6 million and net income of $32,000, or $0.00 per diluted share.

“Our better-than-expected results this quarter were driven by the outstanding performance of new releases Warhammer® 40,000: Dawn of War™, WWE™ Day of Reckoning™, and Full Spectrum Warrior™  as well as strong catalog sales in our international territories,” said Brian Farrell, president and chief executive officer, THQ.  “Both Warhammer® 40,000: Dawn of War™, our first release from recently acquired Relic Entertainment, and Full Spectrum Warrior™  underscore our strategy of gaining share against the core gamer.  We are extremely pleased with Warhammer® 40,000: Dawn of War™, which ranks as a top-selling title in multiple territories and we look forward to more ground-breaking games from Relic and our deep internal development studio organization.”

Farrell continued, “Our recent successes in extending our relationships with Nickelodeon and Pixar and continued momentum in our product development organization position THQ for growth through the upcoming console transition and beyond.”

Fiscal 2005 Financial Guidance

THQ reiterated guidance for the fiscal year ending March 31, 2005 and provided initial guidance for the third and fourth quarters of fiscal 2005:

•      For the fiscal year ending March 31, 2005, THQ continues to expect net sales of approximately $680 million and net income of approximately $1.10 per diluted share.

•      THQ stated that THQ Wireless™ is expected to contribute more than $20 million of THQ's net sales in fiscal 2005.

•      For the third quarter of fiscal 2005, the company expects net sales of approximately $330 million and net income of about $1.15 per diluted share.

•      For the fourth quarter of fiscal 2005, the company expects net sales of approximately $165 million and net income of about $0.21 per diluted share.

Product Release Schedule:

Fiscal 2005 Third Quarter

Farrell said that the third quarter release schedule is highlighted by established mass-market brands, including three titles anticipated to ship more than one million units: The Incredibles, WWE SmackDown!™ vs. Raw™ and The SpongeBob SquarePants™ Movie.  Other highly anticipated titles for the quarter include the recently released Tak 2: The Staff of Dreams and The Polar Express.

Fiscal 2005 Fourth Quarter

Key product releases anticipated for the fiscal 2005 fourth quarter include: The Punisher™, from internal studio Volition in January; MX vs. ATV Unleashed, from internal studio Rainbow in February; and Full Spectrum Warrior™  for Playstation® 2 and WWE™: Wrestlemania® XXI in March.

Fiscal 2006 First Quarter

The company said that it plans to release three new original titles in the fiscal 2006 first quarter.  Pandemic Studios’ Destroy All Humans!™  and S.T.A.L.K.E.R.: Shadow of Chernobyl from GSC Game World are now scheduled to ship in April and May of 2005, respectively.  In addition, the company plans to release Juiced in the fiscal 2006 first quarter.

 “Our holiday 2004 drive titles are based on some of the biggest brands in entertainment, including three of the most highly anticipated theatrical releases of the season,” Farrell said.  “Our fiscal 2005 fourth quarter portfolio includes a deep line-up of titles that appeal to both the core gamer and mass-market consumer.  As we move into fiscal 2006, we plan to deliver a steady stream of quality titles throughout the year.”

Recent Developments

THQ Secures Long-Term, Strategic License Agreements and Expands Core Gamer Offerings

•      In August 2004, THQ announced an exclusive multi-property publishing agreement with Pixar Animation Studios granting THQ worldwide interactive rights to four upcoming Pixar animated feature films.  The agreement starts in 2006 and includes all current and future video game console systems, PC/MAC, and handheld and wireless devices through 2013.

•      In October 2004, THQ renewed its master interactive license agreement with Nickelodeon granting THQ worldwide interactive rights through 2010 to publish games based on all existing and future animated TV and movie properties targeting kids ages 6-14.

•      THQ continued to build its stable of core gamer titles with new exclusive worldwide publishing rights to the “Juiced” franchise, the highly anticipated street racing property by Juice Games. Subject to final contract and certain closing conditions, THQ plans to release “Juiced” for the PlayStation® 2 computer entertainment system, the Xbox® videogame system from Microsoft and PC in the first quarter of fiscal 2006.

Product Development Momentum

•      THQ, consistent with its strategy to grow internal development capabilities, opened a new studio in the San Diego area.  The new studio, Concrete Games, is focusing on next-generation console technology and development, and becomes THQ’s ninth internally owned studio.

•      Underscoring the strength of THQ’s product development organization, THQ was recently rated the number two independent publisher by Game Developer Magazine.  THQ received the highest internal developer satisfaction rating of all publishers.

Q2 Titles Top Sales Charts

•      WWE Day of Reckoning™  was the #2 best-selling Game Cube title for the month of September, according to The NPD Group.

•      Warhammer® 40,000: Dawn of War™  ranks as a top selling PC title in the US, UK, France, Germany and Australia (according to the NPD Group, UK Chart Track, GFK and Media Control).

Handheld Leadership

•      THQ, building on its leadership on handheld devices, plans to launch Ping Pals for the Nintendo® DS portable game system in early December.  Ping Pals takes advantage of the highly anticipated two-way messaging feature in the DS system.  The company also plans to bring its market-leading kids and family brands to the platform, including games based on the Disney/Pixar films Cars and The Incredibles, as well as SpongeBob SquarePants™ and Tak.  In addition, THQ has four Sony PlayStation® Portable (PSP) titles in development, and plans to release its successful MX brand for the PSP launch.

•      THQ Wireless™ continued to build its content and technology offerings and grow its revenue base.  Through MINICK USA, THQ Wireless™ now offers the US market the added value of mobile applications such as Short Message Service (SMS) voting and information services.  This week marked the launch of its first premium SMS campaign with the NFL that enables fans to vote their favorite NFL players into the Pro Bowl.  THQ Wireless also enhanced its growing product portfolio with two new SpongeBob SquarePants™ games and seven Midway arcade titles for mobile devices.

Investor Conference Call:

THQ management will host an investor conference call today, October 27, 2004, at 2:00 p.m. PDT (5:00 p.m. EDT) to review the company’s financial results and operations for the quarter ended September 30, 2004 and discuss its future outlook. The call may be accessed by dialing (800) 299-7635 domestic or (617) 786-2901 international, access code is 87846239, or by visiting THQ’s Web site at www.thq.com.

THQ (NASDAQ: THQI) is a leading independent publisher of interactive entertainment software worldwide.  The company develops its products for all popular game systems including the PlayStation® 2 computer entertainment system from Sony Computer Entertainment, the Xbox® videogame system from Microsoft, Nintendo GameCube® and Game Boy® Advance, personal computers as well as wireless devices.   The THQ Web site is located at www.thq.com.  The THQ Wireless site is located at www.thqwireless.com. THQ, THQ Wireless, Rainbow Studios, Relic Entertainment, Volition, Inc. and their respective logos are trademarks and/or registered trademarks of THQ Inc.

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, the company’s expectations for revenue and earnings per share for the quarters ending December 31, 2004 and March 31, 2005, and the fiscal year ending March 31, 2005.  These forward-looking statements are based on current expectations, estimates and projections about the business of THQ Inc. and its subsidiaries (collectively referred to as “THQ”) and are based upon management’s beliefs and certain assumptions made by management.  Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive and technological factors affecting the operations, markets, products, services and pricing of THQ.  Unless otherwise required by law, THQ disclaims any obligation to update its view on any such risks or uncertainties or to revise or publicly release the results of any revision to these forward-looking statements.  Readers should carefully review the risk factors and the information that could materially affect THQ’s financial results, described in other documents that THQ files from time to time with the Securities and Exchange Commission, including its Quarterly Reports on Form 10-Q and its Annual Report on Form 10-K for the fiscal period ended March 31, 2004, and particularly the discussion of risk factors that may affect results of operations set forth therein.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

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(Tables Follow)

THQ Inc.

Second Quarter 2005 Earnings Announcement

Consolidated Statements of Operations

(In thousands, except per share data)

Table 1

	Three Months Ended September 30,		Six Months Ended September 30,
	2004	2003	2004	2003
Net sales	$96,295	$126,517	$184,489	$224,612

Costs and expenses:
Cost of sales	30,873	44,988	64,646	83,241
License amortization and royalties	8,998	15,551	16,005	24,803
Software development amortization	17,836	23,026	30,751	42,270
Product development	15,349	9,393	25,330	18,160
Selling and marketing	20,053	20,495	38,250	39,623
Payment to venture partner	1,512	2,095	2,036	2,560
General and administrative	12,692	9,681	25,510	19,045
Total costs and expenses	107,313	125,229	202,528	229,702
Income (loss) from operations	(11,018)	1,288	(18,039)	(5,090)
Interest income, net	985	409	1,958	1,141
Other income (expenses)	—	4,004	—	4,000
Income (loss) before income taxes and minority interest	(10,033)	5,701	(16,081)	51
Income taxes	(3,774)	2,109	(5,921)	19
Income (loss) before minority interest	(6,259)	3,592	(10,160)	32
Minority interest	(95)	—	(95)	—
Net income (loss)	$(6,354)	$3,592	$(10,255)	$32
Net income (loss) per share – diluted	$(0.16)	$0.09	$(0.27)	$0.00
Shares used in per share calculation – diluted	38,997	39,159	38,692	39,060

The above table reflects our Consolidated Statement of Operations in accordance with U.S. Generally Accepted Accounting Principles.

Reconciliation of Net Income to Non-GAAP Net Income (Loss)

(In thousands, except per share data)

Table 2

	Three Months Ended September 30,		Six Months Ended September 30,
	2004	2003	2004	2003
Net income (loss)	$(6,354)	$3,592	$(10,255)	$32

Settlement of dispute with directors’ and officers’ insurance carrier	—	(4,000)	—	(4,000)
Income taxes	—	1,480	—	1,480
Non-GAAP net income (loss)	$(6,354)	$1,072	$(10,255)	$(2,488)
Non-GAAP net income (loss) per share – diluted	$(0.16)	$0.03	$(0.27)	$(0.07)
Shares used in per share calculation – diluted	38,997	39,159	38,692	38,258

The reconciliation of U.S. GAAP net income to Non-GAAP net income (loss) excluding the settlement with the directors’ and officers’ insurance carrier in 2003, including the related income tax effect, is detailed in the above financial tables.  We have excluded the settlement from Non-GAAP net income (loss) because it is considered “non-operational” in nature.  Non-GAAP net income (loss) excluding the settlement is not recognized as a measure for financial statement presentation under U.S. GAAP.  However, management believes that this information is useful for investors in evaluating our operational performance and for facilitating meaningful comparison to prior periods.

THQ Inc.

Second Quarter 2005 Earnings Announcement

Table 3

	Balance Sheets
	(In thousands)
	September 30, 2004	March 31, 2004

ASSETS
Cash, cash equivalents and short-term investments	$187,109	$253,039
Accounts receivable – net	51,340	59,088
Inventory	14,469	22,303
Licenses	15,122	13,172
Software development	59,384	39,997
Deferred income taxes	278	—
Income taxes receivable	11,251	—
Prepaid expenses and other current assets	29,052	9,451
Total current assets	368,005	397,050
Property and equipment, net	20,210	17,468
Licenses – net of current portion	8,734	9,068
Software development – net of current portion	8,103	9,798
Deferred income taxes	—	560
Goodwill – net	78,371	59,399
Long-term marketable securities	20,874	24,320
Other long term assets – net	15,015	9,488
Total assets	$519,312	$527,151

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$15,681	$22,147
Accrued expenses	33,197	22,361
Accrued payments to venture partner	1,399	746
Accrued royalties	20,111	41,305
Income taxes payable	—	216
Deferred income taxes	—	642
Total current liabilities	70,388	87,417
Accrued expenses – net of current portion	2,000	—
Accrued royalties – net of current portion	1,775	1,142
Deferred income taxes – net of current portion	1,082	—

Minority interest	1,021	—

Common stock	389	382
Additional paid-in capital	318,388	304,860
Accumulated other comprehensive income (loss)	9,476	8,302
Retained earnings	114,793	125,048
Total stockholders’ equity	443,046	438,592
Total liabilities and stockholders’ equity	$519,312	$527,151

THQ Inc.

Supplementary Tables

	Three Months Ended September 30,		Six Months Ended September 30,
	2004	2003	2004	2003
Platform Revenue Mix

Consoles
PlayStation 2	21.6%	26.4%	21.8%	27.7%
Xbox	5.5	17.0	16.2	18.2
Game Cube	17.6	10.4	11.4	9.0
PlayStation	1.0	2.7	1.6	3.1
	45.7	56.5	51.0	58.0

Handheld

Game Boy Color	0.0	0.0	0.0	0.6
Game Boy Advance	22.7	29.0	25.1	25.9
	22.7	29.0	25.1	26.5

PC CD-ROM	24.0	12.8	17.9	14.0
Wireless	6.5	1.4	4.9	1.3
Other	1.1	0.3	1.1	0.2
	100.0%	100.0%	100.0%	100.0%

Geographic Revenue Mix

Domestic	66.5%	76.8%	63.1%	74.1%
Foreign	33.5	23.2	36.9	25.9
	100.0%	100.0%	100.0%	100.0%